Exhibit 10.1

THE THOMAS & BETTS

SUPPLEMENTAL EXECUTIVE INVESTMENT PLAN

(As Amended and Restated Effective September 1, 2010)

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THE THOMAS & BETTS

SUPPLEMENTAL EXECUTIVE INVESTMENT PLAN

(As Amended and Restated Effective September 1, 2010)

WHEREAS, Thomas & Betts Corporation (the “Company”) maintains The Thomas & Betts Supplemental Executive Investment Plan, as amended and restated effective January 1, 2007 and as amended in part on two occasions thereafter (the “Plan”);

WHEREAS, the Company intends that the Plan be unfunded and be maintained “primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees,” within the meaning of sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended; and

WHEREAS, the Company desires to amend the Plan to provide a new supplemental contribution for certain executives who are hired after March 2010 or promoted after March 2010 to a position of senior management (such supplemental contribution to be in lieu of benefits under the Thomas & Betts Corporation Executive Retirement Plan);

NOW, THEREFORE, effective September 1, 2010, except as otherwise provided herein, The Thomas & Betts Supplemental Executive Investment Plan is hereby amended and restated as follows:

ARTICLE I

DEFINITIONS

The following words and phrases, as used herein, shall have the following meanings unless the context clearly indicates otherwise:

§ 1.1 Account or Accounts: The bookkeeping accounts maintained under the Plan on behalf of each Participant as described in Article VII.

§ 1.2 Accrued Benefit: The balance credited to a Participant’s Accounts.

§ 1.3 Base Contribution Percentage: With respect to an Eligible Employee, the rate (which is three percent effective as of August 31, 2010) at which nonelective contributions are determined under the 401(k) Plan with respect to the Eligible Employee’s compensation at or below the Taxable Wage Base.

§ 1.4 Beneficiary: The person or entity designated by the Participant in accordance with §16.2 (or otherwise determined in accordance with §16.2) to receive benefits under the Plan upon the Participant’s death.

§ 1.5 Board: The Board of Directors of the Company.

§ 1.6 Code: The Internal Revenue Code of 1986, as amended.

§ 1.7 Code Section 409A Amount: That portion of a Participant’s Accrued Benefit not attributable to amounts which were earned and vested (within the meaning of Treas. Reg. §1.409A-6(a) or any successor thereto) prior to January 1, 2005.

§ 1.8 Committee:

(a)  Except as provided in §1.8(b), the Retirement Plans Committee appointed by the Board; and

(b)  With respect to all matters relating to Employer Supplemental Amounts other than available investment funds, the Compensation Committee of the Board, any successor or substitute committee thereto, or, during any period of time when no such committee is in existence, the entire Board.

§ 1.9 Company: Thomas & Betts Corporation, or its successor or successors who assume the obligations of the Company under the Plan.

§ 1.10 Compensation: The total regular remuneration payable to an Eligible Employee by any Employer for personal services rendered. Regular remuneration shall include base salary and incentive and/or bonus payments but shall not include income recognized with respect to equity or equity-linked awards, payments due under a Termination Protection Agreement (as defined in §6.3), or any other special remuneration. In the case of a Participant who has elected to have amounts contributed on his behalf under this Plan, the 401(k) Plan or any other plan described in Code §401(k), or under a plan described in Code §125 or §132(f)(4) pursuant to a salary reduction or deferral agreement, Compensation shall be determined before giving effect to such salary reduction or deferral agreement.

§ 1.11 Compensation Limit: The limitation on compensation contained in Code §401(a)(17), including any amendment or modification of such provision or any successor provision of the Code.

§ 1.12 Deferral Amount: That portion of a Participant’s Compensation which the Participant has elected to defer, in accordance with Article III of the Plan, in lieu of receiving such amount as current compensation.

§ 1.13 Disability: With respect to the Grandfathered Amount means total and permanent disability as defined under the 401(k) Plan and with respect to the Code Section 409A Amount means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

§ 1.14 Eligible Employee: An Employee who meets the requirements of §2.1.

§ 1.15 Employee: An employee of an Employer.

§ 1.16 Employer: The Company and any subsidiary of the Company which (i) has adopted the 401(k) Plan as a participating employer and (ii) adopts this Plan with the consent of the Company. Subsidiaries of the Company which are participating employers are listed on Appendix A to the Plan.

§ 1.17 Employer Matching Amount: The employer contribution amount credited to the Account of a Participant as provided in Article IV.

§ 1.18 Employer Nonelective Amount: The employer contribution amount credited to the Account of a Participant as provided in Article V.

§ 1.19 Employer Supplemental Amount: The employer contribution amount credited to the Account of a Participant as provided in Article VI.

§ 1.20 Excess Compensation: Compensation which is not taken into account under the 401(k) Plan because it exceeds the Compensation Limit provided it is Compensation earned for services performed after the date an Eligible Employee’s compensation taken into account under the 401(k) Plan reaches the Compensation Limit.

§ 1.21 Excess Contribution Percentage: With respect to an Eligible Employee, the rate (which is five percent effective as of August 31, 2010) at which nonelective contributions are determined under the 401(k) Plan with respect to the Eligible Employee’s compensation above the Taxable Wage Base.

§ 1.22 401(k) Plan: The Thomas & Betts Corporation Employees’ Investment Plan (commonly known as the 401(k) Plan), as amended from time to time.

§ 1.23 Grandfathered Amount: That portion of a Participant’s Accrued Benefit attributable to amounts which were earned and vested (within the meaning of Treas. Reg. §1.409A-6(a) or any successor thereto) prior to January 1, 2005.

§ 1.24 Highly Compensated Employee: An Employee who is a highly compensated employee, within the meaning of Code §414(q), for purposes of the 401(k) Plan, and any other Employee who is in Salary Grade 19 or above.

§ 1.25 Participant: An Eligible Employee (a) who has elected to participate in the Plan and for whom Deferral Amounts are being credited, (b) for whom Employer Nonelective Amounts are being credited under Article V, or (c) for whom Employer Supplemental Amounts are being credited under Article VI.

§ 1.26 Payroll Period: Such regular payroll period as an Employer may adopt from time to time for all or a class of its Employees.

§ 1.27 Plan: The Thomas & Betts Supplemental Executive Investment Plan, as set forth herein and as amended from time to time.

§ 1.28 Plan Year: A period of twelve consecutive months beginning on January 1 and ending on the following December 31.

§ 1.29 Prior Plan Account: The amount attributable to contributions made under the FL Industries Supplemental Executive Investment Plan as in effect from time to time prior to January 1, 1994.

§ 1.30 Separation from Service: A Participant’s termination of employment within the meaning of Treas. Reg. §1.409A-1(h) or any successor thereto.

§ 1.31 Taxable Wage Base: The contribution and benefit base in effect under §230 of the Social Security Act at the beginning of a Plan Year.

§ 1.32 Valuation Date: Each business day.

§ 1.33 Years of Vesting Service: Years of vesting service as defined in the 401(k) Plan as in effect on December 31, 2009.

§ 1.34 Gender and Number: The masculine pronoun wherever used shall include the feminine and the singular may include the plural, and vice versa, as the context may require.

ARTICLE II

PARTICIPATION

§ 2.1 Eligibility. An Employee shall be eligible to participate in the Plan for a Plan Year if, for such Year (a) he is eligible to participate in the 401(k) Plan, (b) he is a Highly Compensated Employee, and (c) he is not in a group of employees designated by his Employer as ineligible to participate in the Plan provided that any such designation of ineligibility shall be effective as of the date the Employer becomes a participating employer in the Plan or as of the first day of any subsequent Plan Year, as determined by the Employer. Notwithstanding the foregoing, it is intended that the Employees described in this §2.1 shall constitute “a select group of management and highly compensated employees” within the meaning of §201(2), §301(a)(3), and §401(a)(1) of ERISA; and the Committee shall have the power to restrict eligibility for the Plan, on a prospective basis, if it deems such restriction to be necessary or appropriate to ensure that the Plan operates in accordance with such intent.

§ 2.2 Participation. An Eligible Employee may elect to participate in the Plan for a Plan Year by electing to defer a portion of his Compensation for such Plan Year, in accordance with Article III. An Eligible Employee shall automatically participate in the Plan for a Plan Year if he is eligible to have Employer Nonelective Amounts or Employer Supplemental Amounts credited to his Account for such Plan Year.

ARTICLE III

DEFERRAL ELECTIONS

§ 3.1 For Salary Grades 18 and Below. An Eligible Employee who is in Salary Grade 18 or below may elect to defer under this Plan for a Plan Year a percentage, not to exceed 15%, of his Compensation for such Plan Year as provided in §3.3. An Eligible Employee who elects in accordance with the preceding sentence to defer Compensation under this Plan shall also automatically have five percent of his or her Excess Compensation contributed to this Plan. Alternatively, an Eligible Employee may elect to participate in this Plan only with respect to Excess Compensation; the amount contributed shall be five percent of such Excess Compensation.

§ 3.2 For Salary Grades 19 and Above. An Eligible Employee who is in Salary Grade 19 or above may elect to defer under this Plan for a Plan Year a percentage, not to exceed 80%, of his Compensation for such Plan Year as provided in §3.3. An Eligible Employee who elects in accordance with the preceding sentence to defer Compensation under this Plan shall also automatically have five percent of his or her Excess Compensation contributed to this Plan. Alternatively, an Eligible Employee may elect to participate in this Plan only with respect to Excess Compensation; the amount contributed shall be the five percent of such Excess Compensation.

§ 3.3 Election Procedure.

(a)  An Eligible Employee’s deferral election under §3.1 or §3.2 shall be made in accordance with such procedures as the Committee shall prescribe.  The Committee may permit separate elections with respect to base salary and incentive and/or bonus payments, but except as provided in §3.3(c), all elections must be made prior to the beginning of the Plan Year in which services are first performed with respect to such Compensation.

(b)  Except as provided in §3.3(c), an Eligible Employee’s deferral election for a Plan Year must be made within such election period prior to the commencement of the Plan Year as the Committee shall prescribe.  Once the applicable election period has expired, an Eligible Employee’s deferral election for a Plan Year shall be irrevocable with respect to Compensation earned for services performed (or first performed) in such Plan Year.

(c)  An individual who becomes an Eligible Employee and is initially eligible (as defined in Treas. Reg. §1.409A-2(a)(7)) during a Plan Year may, no later than 30 days after the date he first becomes eligible to participate in the Plan, make an election for such Plan Year, to defer Compensation earned after the date such election is filed with the Committee. With respect to any bonus or incentive compensation which is earned based on a specified performance period, the election shall apply to no more than an amount equal to the total bonus or incentive compensation for such performance period multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period.  Once filed, such deferral election shall be irrevocable with respect to Compensation earned for services performed with respect to the remainder of the Plan Year and such performance period.

(d)  Eligible Employees who are first eligible to participate with respect to years after 2006, may as part of their initial deferral election (made with respect to their first year of participation) elect one of the permissible methods for payment of their Accrued Benefit under §11.3; provided, however, that such election shall not apply to the portion of a Participant’s Accrued Benefit described in §11.3(b)(iv) if the Participant has made a valid election in accordance with §11.3(b)(iv).

§ 3.4 Effect of Deferral Election. A Participant’s current compensation from the Employer for each Payroll Period in a Plan Year (or, in the case of an election under §3.3(c), each remaining Payroll Period in the Plan Year) shall be reduced by his Deferral Amount, in accordance with his deferral election under §3.1 or §3.2 for such Plan Year. A Participant’s bonus or incentive compensation which is based on services performed during the Plan Year (or, in the case of an election under §3.3(c), during a part of the Plan Year) and, if applicable, beyond such Plan Year during the performance period for such bonus or incentive compensation and which is subject to a deferral election shall be reduced by his elected Deferral Amount at the time such Compensation would otherwise be payable.

§ 3.5 Crediting Deferral Amounts. Deferral Amounts shall be credited to Participants’ Accounts not less frequently than on a monthly basis. The Deferral Amounts for any month shall be credited not later than ten business days after the first day of the following month.

ARTICLE IV

EMPLOYER MATCHING AMOUNTS

§ 4.1 Entitlement to Credit. For each Plan Year, the Committee shall credit Employer Matching Amounts to the Account of each Participant who has elected under Article III to defer Compensation for such Year. Such Employer Matching Amounts shall be determined in accordance with §4.2.

§ 4.2 Employer Matching Formula. The Employer Matching Amount credited to the Account of a Participant for any Payroll Period (including bonus and incentive amounts paid during or on the pay date for such Payroll Period) shall be determined in the following manner for each Payroll Period:

First, with respect to Deferrals other than Deferrals of Excess Compensation, an amount equal to 3.25% of such Deferral Amount for the Payroll Period, and;

Second, with respect to Deferrals of Excess Compensation, 75% of the Participant’s Deferral up to 3% of Excess Compensation, plus 50% of his Deferral which is in excess of 3% but not in excess of 5% of Excess Compensation, for the Payroll Period.

§ 4.3 Time for Crediting. Employer Matching Amounts shall be credited to Participants’ Accounts at the same time as the Deferral Amounts to which they relate.

ARTICLE V

EMPLOYER NONELECTIVE AMOUNTS

§ 5.1 Entitlement to Credit. For each Plan Year, the Committee shall credit Employer Nonelective Amounts to the Account of each Eligible Employee who has elected under Article III to defer Compensation for such Year or who has Excess Compensation for such Year; provided, however, that an Eligible Employee shall not be eligible for Employer Nonelective Amounts with respect to any period in which he (a) is not eligible for the nonelective integrated employer contribution under the 401(k) Plan, or (b) is eligible for the Employer Supplemental Amount under Article VI. Such Employer Nonelective Amounts shall be determined in accordance with §5.2.

§ 5.2 Employer Nonelective Formula. The Employer Nonelective Amount credited to the Account of an Eligible Employee described in §5.1 for any Payroll Period shall be determined in the following manner for each Payroll Period:

(a)  A nonelective contribution equal to the Base Contribution Percentage of Compensation up to the Taxable Wage Base plus the Excess Contribution Percentage of Compensation above the Taxable Wage Base; minus

(b)  A nonelective contribution equal to the Base Contribution Percentage of compensation up to the Taxable Wage Base taken into account under the 401(k) Plan plus the Excess Contribution Percentage of compensation above the Taxable Wage Base taken into account under the 401(k) Plan.

Compensation, as defined, (and other compensation) paid during a period in which an Eligible Employee is not eligible for Employer Nonelective Amounts shall be disregarded for all purposes under this §5.2 other than for purposes of determining whether an Eligible Employee’s Compensation (or other compensation) is above (or not in excess of) the Taxable Wage Base.

§ 5.3 Time for Crediting. Employer Nonelective Amounts shall be credited to a Participant’s Accounts not less frequently than on a monthly basis. The Employer Nonelective Amounts for any month shall be credited not later than ten business days after the first day of the following month.

ARTICLE VI

EMPLOYER SUPPLEMENTAL AMOUNTS

§ 6.1 Entitlement to Credit. For each Payroll Period, the Committee shall credit, or shall cause to be credited, Employer Supplemental Amounts to the Account of each Eligible Employee who occupies a position of senior management who has been approved by the Committee and who is listed on Appendix B. The period during which an Eligible Employee shall be eligible for credits of Employer Supplemental Amounts shall commence on the participation date set forth in Appendix B (which may be prior to the date the Committee designates the Eligible Employee and may be prior to the effective date of the amended and restated Plan), and end on the cessation date (if any) set forth in Appendix B. Such Employer Supplemental Amounts shall be determined in accordance with §6.2 and, if applicable, §6.3. All Compensation paid during a period in which an Eligible Employee is not eligible for Employer Supplemental Amounts shall be disregarded for purposes of §6.2 and §6.3.

§ 6.2 Employer Supplemental Formula. The Employer Supplemental Amount credited to the Account of an Eligible Employee described in §6.1 for any Payroll Period shall be determined in the following manner for each Payroll Period:

(a)  An amount equal to twenty percent (20%) of the Participant's Compensation for such Payroll Period; minus

(b)  An amount equal to the Base Contribution Percentage of the Participant's compensation up to the Taxable Wage Base taken into account under the 401(k) Plan for such Payroll Period plus the Excess Contribution Percentage of the Participant's compensation above the Taxable Wage Base taken into account under the 401(k) Plan for such Payroll Period.

§ 6.3 Change of Control. Notwithstanding any other provision of the Plan, in the case of an Eligible Employee who has an agreement with the Company which provides for benefits in connection with a change of control (“Termination Protection Agreement”), the following provisions shall apply in the event that such Eligible Employee’s employment with the Company is terminated under the circumstances described in Section 3 of his Termination Protection Agreement and at a time when such Eligible Employee is eligible for Employer Supplemental Amounts (as described in §6.1):

(a)  Such Eligible Employee shall be 100% vested in his Employer Supplemental Account; and

(b)  Such Eligible Employee’s Employer Supplemental Account shall be credited with Employer Supplemental Amounts (in addition to those credited pursuant to §6.2), such additional Employer Supplemental Amounts to be determined after the Participant’s final Employer Supplemental Amount is determined under §6.2, and to be equal to 60% of the Participant’s Compensation paid in the 12-month period immediately preceding the date his employment with the Employer is terminated; provided that if the Eligible Employee has fewer than 12 months of Compensation which may be taken into account under this §6.3, his Compensation shall be multiplied by a fraction, the numerator of which is 365 and the denominator of which is the number of days for which he was eligible to receive Employer Supplemental Amounts under this Article VI.

§ 6.4 Time for Crediting. Employer Supplemental Amounts under §6.2 shall be credited to a Participant’s Accounts not less frequently than on a monthly basis. The Employer Supplemental Amounts under §6.2 for any month shall be credited not later than ten business days after the first day of the following month. Employer Supplemental Amounts under §6.3 shall be credited to the Participant’s Accounts not later than fifteen business days after the Participant’s Separation from Service.

ARTICLE VII

ACCOUNTS

§ 7.1 Participants’ Accounts. The Committee shall establish and maintain, or cause to be maintained, the following individual record Accounts with respect to each Participant to which items shall be credited and charged pursuant to the provisions of the Plan:

(a)  A Deferral Account;

(b)  An Employer Matching Account;

(c)  An Employer Nonelective Account; and

(d)  An Employer Supplemental Account.

Within each Account there shall be, if applicable, a Subaccount for the Grandfathered Amount and a Subaccount for Code Section 409A Amount.  Within a Participant’s Employer Supplemental Account there shall be, if applicable, separate Subaccounts to reflect the Participant’s election under §11.3(b)(iv).  A Prior Plan Account, if applicable, shall also be maintained with respect to the Grandfathered Amount.  Such Accounts are bookkeeping records for accounting purposes only and do not represent interests in any specific assets of the Employer.

ARTICLE VIII

VESTING

§ 8.1 Vesting.

(a)  Immediate Vesting.  Each Participant who is in the service of an Employer on or after January 1, 1997, shall at all times be 100% vested in his Deferral Account, Employer Matching Account and Employer Nonelective Account.

(b)  Employer Supplemental Account.  A Participant shall be 100% vested in his Employer Supplemental Account on the later of (i) the date he completes five Years of Vesting Service, or (ii) the first day of the calendar month following his 55th birthday or his 50th birthday if he commenced employment with the Employer prior to December 1, 1997, provided that he is employed by the Employer on such date.  For purposes of determining whether employment commenced prior to December 1, 1997, “Employer” shall not include Augat Inc. or any subsidiary of the Company which became authorized to participate in this Plan after November 30, 1997.  A Participant shall be 100% vested in his Employer Supplemental Account if while he is in the active employ of an Employer he dies or incurs a Disability.

Vesting of a Participant’s Employer Supplemental Account may be accelerated (i) to the extent the Committee in its sole discretion so determines, and (ii) under the circumstances described in §6.3.

If a Participant’s Separation from Service occurs before he is fully vested in his Employer Supplemental Account, the unvested portion of his Employer Supplemental Account shall be forfeited as of his Separation from Service to the extent not vested by the Committee under this §8.1(b), or pursuant to §6.3.

(c)  Participants Terminated Prior to 1997.  The vesting of any former Participant who terminated employment prior to January 1, 1997 shall continue to be governed by the applicable provisions of the Plan in effect at the relevant time prior to January 1, 1997.

ARTICLE IX

EARNINGS CREDITS

§ 9.1 The Investment Funds. The Committee shall designate the investment reference funds (hereinafter the “Reference Funds”) which shall be available under this Plan as the basis for determining the earnings credits (including investment gains or losses as provided below) to be credited to Participants’ Accounts. The Committee shall have the right to add or delete Reference Funds, prospectively, at any time.

§ 9.2 Investment Requests. Each Participant may request that earnings, and investment gains or losses, be credited to his Accounts as if such Accounts were invested in any one or more of the Reference Funds, provided that the amount allocated to each Reference Fund must meet such minimum amount requirements as the Committee may from time to time impose. The Committee, or the trustee of any grantor trust established in connection with the Plan, shall take such requests into consideration, but shall not be bound thereby.

A Participant may change his investment request with respect to his Account(s) once in any calendar quarter.  An investment request made by a Participant under this §9.2 shall remain in effect from year to year until changed by the Participant as provided herein.

All investment requests shall be made in accordance with procedures prescribed by the Committee.

ARTICLE X

DISTRIBUTION OF GRANDFATHERED AMOUNT

§ 10.1 Time of Payment. A Participant’s Grandfathered Amount under the Plan shall be paid, or commence to be paid, to him (or, in the event of his death, to his Beneficiary) as soon as practicable after (a) his termination of employment with the Employer and all affiliates for any reason, or (b) if he has not yet terminated employment, his Disability as determined by the Committee.

§ 10.2 Amount of Payment. The amount of benefits to be paid, or commence to be paid, to the Participant (or, in the event of his death, to his Beneficiary) shall be determined from the Grandfathered Amount credited to his Accounts as of the Valuation Date designated by the Committee. No adjustment shall be made in the amount of any payment for earnings, and investment gains or losses, of the Reference Funds for the period from the applicable Valuation Date to the actual date of such payment.

§ 10.3 Method of Payment. If benefits under the Plan become payable to a Participant for any reason other than the Participant’s death, such benefits shall be distributed in accordance with this §10.3.

(a)  Lump Sum.  Except as provided in §10.3(b), all benefits shall be paid in a lump sum cash payment.

(b)  Installment Payments.  A Participant may elect, in lieu of a lump sum payment, to have his benefit distributed to him in approximately equal monthly installments over a specified number of years not exceeding 15 years.  The Participant shall specify the installment period at the time he elects installment payments.  Under the installment payment method, a Participant’s remaining Grandfathered Amount credited to his Accounts shall continue to receive earnings credits under Article IX until distributed.  The amount of each monthly payment shall be determined by multiplying the value of the Participant’s Grandfathered Amounts credited to his Accounts as of the last Valuation Date of the prior month by a fraction, the numerator of which is one, and the denominator of which is the number of monthly installment payments remaining to be made.

An election under this §10.3(b) to receive installment payments shall be made in writing, on the form prescribed by the Committee, and filed with the Committee. Such election shall be effective only if, upon the occurrence of an event described in §10.1 which entitles the Participant to the payment of benefits, both of the following requirements are met:

(i)  A period of at least fifteen months has elapsed since the Committee actually received the Participant’s election; and

(ii)  The value of the Participant’s vested Accrued Benefit, as of the Valuation Date provided in §10.2, exceeds $10,000.

A Participant who has made an election under this §10.3(b) to receive installment payments may revoke or modify such election by filing a subsequent election with the Committee, provided, however, that such subsequent election shall become effective only if it meets the same requirements as apply to an initial election of installment payments under this paragraph.  Upon the occurrence of an event described in §10.1 which entitles the Participant to the payment of benefits, any election under this §10.3(b) which is then effective shall be irrevocable and binding on the Participant, and any election (or subsequent election) which has not yet become effective shall be null and void.

A Participant who has elected installment payments under this §10.3(b) may further elect whether, in the event of his death after the installment payments have commenced, any Grandfathered Amounts remaining in his Accounts shall be distributed to his Beneficiary by the continuation of such installment payments for the remainder of the installment period, or in a lump sum payment as soon as practical after his death.  The Participant may make this election, and may revoke an election or file a subsequent election, in writing, on the form provided by the Committee, and filed with the Committee at any time prior to his death.  If there is no election in effect at the time of the Participant’s death during the installment period, any Grandfathered Amounts remaining in his Accounts will be paid to his Beneficiary in a lump sum.

§ 10.4 Death of Participant. If a Participant’s benefit becomes payable under §10.1 on account of the Participant’s death, his Grandfathered Amount shall be paid, or commence to be paid, to his Beneficiary in accordance with this §10.4.

(a)  Lump Sum.  Unless the Participant had made a valid election under §10.4(b) prior to his death, his Grandfathered Amount, valued in accordance with §10.2, shall be paid to his Beneficiary in a lump sum cash payment within the time provided in §10.1.

(b)  Installment Payments.  A Participant may elect that any benefit which becomes payable under §10.1 upon his death shall be distributed to his Beneficiary in approximately equal monthly installments over a specified number of years not exceeding 15 years.  The Participant shall specify the installment period at the time he makes this election.  The amount of each installment payment shall be determined in the manner described in §10.3(b).

An election under this §10.4(b) shall be made in writing, on the form prescribed by the Committee, and filed with the Committee.  Such election shall only be effective if both of the following requirements are met:

(i)  The election is actually received by the Committee prior to the Participant’s death; and

(ii)  The value of the Participant’s Accrued Benefit, as of the Valuation Date provided in §10.2, exceeds $10,000.

The Participant may make this election, and may revoke an election or file a subsequent election, in writing, on the form provided by the Committee, and filed with the Committee at any time prior to his death (or prior to his commencement of receipt of Plan benefits).

ARTICLE XI

DISTRIBUTION OF CODE SECTION 409A AMOUNT

§ 11.1 Time of Payment.

(a)  Payment Events.  A Participant’s vested Code Section 409A Amount shall become payable on the earliest of the following:

(i)  The Participant’s Separation from Service;

(ii)  The Participant’s death; or

(iii)  The Participant’s Disability.

(b)  Payment Date.  Except as otherwise provided in §11.3(b)(iii), the payment commencement date shall be determined as follows:

(i)  If the vested Code Section 409A Amount becomes payable upon Separation from Service, the payment commencement date shall be the first business day of the first month following the six month anniversary of his Separation from Service, subject to such later date as may be required pursuant to an election under §11.3(b)(iii);

(ii)  If the vested Code Section 409A Amount becomes payable as a result of Disability, the payment commencement date shall be on the first business day of the sixth month following his Disability;

(iii)  If the vested Code Section 409A Amount becomes payable as a result of death, the payment commencement date shall be on the last business day of the first month following his date of death.

§ 11.2 Amount of Payment. The amount of benefits to be paid, or commence to be paid, to the Participant (or, in the event of death, to his Beneficiary) shall be determined from the vested Code Section 409A Amount credited to his Accounts as of the Valuation Date prior to the date specified in §11.1 above, and in the event of installments, as of each Valuation Date preceding each installment payment.

§ 11.3 Payment to Participant.

(a)  Method of Payment.  If benefits under the Plan become payable to a Participant for any reason other than the Participant’s death, such benefits shall be distributed in accordance with this §11.3.

(i)  Lump sum, which shall be the default method of payment in the event no election (or no effective election) is made.

(ii)  Monthly installment payments over a specified number of years not to exceed 15 years.

Under the installment payment method, a Participant’s remaining vested Code Section 409A Amount to which such installment payment method applies shall continue to receive earnings credits under Article IX until distributed.  The amount of each monthly payment shall be determined by multiplying the value of the Participant’s vested Code Section 409A Amount to which such installment payment method applies credited to his Accounts as of the last Valuation Date of the prior month by a fraction, the numerator of which is one, and the denominator of which is the number of monthly installment payments remaining to be made.

Notwithstanding the foregoing, if the value of the Participant’s vested Accrued Benefit as of the Valuation Date with respect to which installment payments are to commence does not exceed $10,000, payment shall instead be made in one lump sum, provided that such payment results in the termination and liquidation of the Participant’s entire interest under this Plan and any other plan required to be aggregated with this Plan under Treas. Reg. §1.409-1(c)(2) or any successor thereto.

(b)  Method of Payment Election.  An election under this §11.3(b) with respect to the method of payment shall be made in writing, in accordance with procedures prescribed by the Committee.  An election under paragraph (i), (ii) or (iii) of this §11.3(b) shall be irrevocable upon delivery to the Committee.  An election under paragraph (iv) of this §11.3(b) shall be irrevocable once the applicable election period has expired.  An election under this §11.3(b) shall be effective only if, upon the occurrence of the event which entitles the Participant to the payment of benefits, or if later, upon a specified date pursuant to an earlier election under (iii) below, the election meets one of the following requirements:

(i)  The election was made at the time the Participant was first eligible to elect to make Deferral Amounts under the Plan;

(ii)  A period of at least fifteen months has elapsed since the Committee actually received the Participant’s election during the transition election period described in §11.5;

(iii)  The election was made at least fifteen months in advance of the date payment was scheduled to be made or to commence in the absence of such election and except for payment as a result of Disability, delays payment or commencement of payment for at least five years; or

(iv)  The election was made by the Participant in the first calendar year with respect to which the Participant was eligible to have Employer Supplemental Amounts credited to his Account, such election to (A) be made during such period within such year and in accordance with procedures as the Committee shall prescribe, and (B) apply solely to Employer Supplemental Amounts related to Compensation for services performed after such calendar year (or, in the case of bonus or incentive compensation paid with respect to a performance period, for a performance period which begins after such calendar year), and investment gains or losses thereon.

Upon the occurrence of an event described in §11.1 which entitles the Participant to the payment of benefits, any election under this §11.3(b) which has not yet become effective shall be null and void.

In the event of a Participant’s death after the installment payments have commenced, any vested Code Section 409A Amounts remaining in his Accounts shall be paid to his Beneficiary in a lump sum.  Such lump sum payment shall be made as of the last business day of the first month following the date of death.

§ 11.4 Death of Participant. If a Participant’s benefit becomes payable under §11.1 on account of the Participant’s death, his vested Code Section 409A Amount shall be paid, in one lump sum to his Beneficiary in accordance with §11.1(b)(iii).

§ 11.5 Transition Election. During 2006, 2007, and 2008, a Participant was permitted to elect either a lump sum payment or installment payments with respect to payments to be made upon Separation from Service or Disability, in accordance with the terms of the Plan as then in effect.

§ 11.6 Compliance Failure. Notwithstanding any provision of this Plan to the contrary, in the event of the failure to comply with the requirements of Code Section 409A and the regulations thereunder and the resultant inclusion in income of a Participant’s Code Section 409A Amount hereunder, the amount required to be included in income as a result of such failure shall be distributed to the Participant at the time it is determined that such amount is includable in income as a result of such failure.

§ 11.7 Tax Gross-Up for Certain Compliance Failures.

(a)  Payment.  Subject to the requirements stated in this §11.7, in the event that amounts hereunder become subject to the additional tax and interest under Code Section 409A (“409A additional tax”) as a result of a plan document failure or an operational failure caused solely by the action or inaction of the Company (and not at the request of the Participant), the Company shall pay to the Participant an amount equal to such 409A additional tax and any additional taxes imposed upon the Participant due to the Company’s payment of such 409A additional tax (a “409A Gross-Up Payment”).  In no event, however, shall any amounts become payable under this §11.7 as a result of compensation required to be included in gross income by reason of Code section 409A(b)(3).  The 409A Gross-Up Payment shall be paid to the Participant within five business days of the date such taxes are remitted to the applicable taxing authority, subject to the notification requirements set forth in §11.7(b) in the event such taxes are not remitted by withholding, but in no event later than the end of the Participant’s taxable year next following the Participant’s taxable year in which the Participant remits such taxes.

(b)  Notification and Right to Contest.  A Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the 409A Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than (10) ten business days after such Participant is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Participant shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Participant in writing prior to the expiration of such period that it desires to contest such claim, or if the Company notifies the Participant at the time of payment of the Gross-Up Payment under §11.7(a) that it desires to contest the application of the 409A additional tax (in either case, a “claim”), the Participant shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order effectively to contest such claim, and (iv) permit the Company to participate in any proceeding relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses

(including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold such Participant harmless, on an after-tax basis, for any income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  All such costs and expenses incurred due to a tax audit or litigation addressing the existence of or amount of a tax liability under this §11.7 shall be paid by the Company within thirty (30) days of the date payment of such expenses is due, but in any event not later than (A) December 31 of the year following the year in which the taxes are remitted to the taxing authority, or (B) where as a result of such audit or litigation no taxes are remitted, December 31 of the year following the year in which the audit is complete or there is a final and nonappealable settlement or other resolution of the litigation.  Without limitation on the foregoing provisions of this §11.7(b), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim, and the Participant shall prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Participant with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a 409A Gross-Up Payment would be payable hereunder, and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(c)  Refund.  If a Participant becomes entitled to receive one or more refunds of all or any part of the 409A additional tax with respect to which a 409A Gross-Up Payment was made, the Participant shall pay the refund to the Company within five business days of the receipt of any such refund.

(d)  Delayed Payment Date.  Notwithstanding the foregoing provisions of this §11.7, if under Code section 409A any payment under this §11.7 is considered to be due as a result of the Participant’s Separation from Service and the stock of the Company (or the stock of any entity considered a single employer with the Company under Treas. Reg. §1.409A-1(g) or any successor thereto) is publicly traded on an established securities market or otherwise at the time of the Participant’s Separation from Service, no payment shall be made pursuant to this §11.7 prior to the six-month anniversary of such Separation from Service.

ARTICLE XII

NONALIENATION OF BENEFITS

§ 12.1 Nonalienation of Benefits. Except as provided in §12.2 with respect to certain domestic relations orders, none of the benefits or rights of a Participant or any Beneficiary under this Plan shall be subject to the claim of any creditor of such Participant or Beneficiary. In particular, to the fullest extent permitted by law, all such benefits and rights shall be free from attachment, garnishment or any other legal or equitable process available to any creditor of the Participant or his Beneficiary. Neither the Participant nor his Beneficiary shall have the right to alienate, anticipate, commute, pledge, encumber or assign any of the payments which he may expect to receive, contingently or otherwise, under this Plan.

§ 12.2 Domestic Relations Orders. In the event a Participant's benefit under the 401(k) Plan is subject to a qualified domestic relations order (as defined in Code §414(p)), the benefit provided by this Plan shall be paid without regard to the order, unless the order specifically applies to benefits payable under this Plan.

ARTICLE XIII

SOURCE OF FUNDS

§ 13.1 In General. This Plan shall be unfunded, and, except as provided in §13.2, payment of benefits hereunder shall be made from the general assets of the Employer. Any assets which may be set aside, earmarked or identified as being intended for the provision of benefits under this Plan, shall remain an asset of the Employer and shall be subject to the claims of its general creditors. Each Participant and Beneficiary shall be a general creditor of the Employer to the extent of the value of his Accrued Benefit, and he shall have no right, title or interest in any specific asset that the Employer may set aside or designate as intended to be applied to the payment of benefits under this Plan. The Employer's obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Employer to pay money in the future.

§ 13.2 Grantor Trust. Notwithstanding §13.1, assets may be set aside in a grantor trust and earmarked as being intended for the provision of benefits under this Plan, provided all of the following requirements are met:

(a)  Participants continue to be general and unsecured creditors of the Employer with respect to assets set aside in the trust;

(b)  In the event of the Employer's bankruptcy or insolvency, assets set aside in the trust are subject to the claims of the  Employer's creditors;

(c)  The Board and the Chief Executive Officer of the Company have a duty to inform the trustee of the trust of the Employer's bankruptcy or insolvency; and

(d)  The trust provides that, upon receipt of the notice described in subsection (c) above, the trustee shall stop paying benefits to Participants; and upon a determination of the  Employer's bankruptcy or insolvency, the trustee of the trust shall hold the assets set aside in the trust for the benefit of the Employer's creditors (including the Participants and Beneficiaries under this Plan).

ARTICLE XIV

ADMINISTRATION

§ 14.1 The Committee. This Plan shall be administered by the Committee. The Committee and/or its appointed representative shall have sole discretion to construe and interpret the provisions of the Plan and to determine all questions concerning benefit entitlements, including the power to construe and determine disputed or doubtful terms. To the maximum extent permissible under law, the determinations of the Committee and/or its appointed representative on all such matters shall be final and binding upon all persons involved.

§ 14.2 Records and Reports. The Committee or its appointed representative shall keep a record of its proceedings and actions and shall maintain, or cause to be maintained, all books of account, records and other data as shall be necessary for the proper administration of the Plan. Such records shall contain all relevant data pertaining to individual Participants and their rights under the Plan. The Committee or its appointed representative shall have the duty to carry into effect all rights or benefits provided hereunder to the extent assets of the Employer are properly available therefor.

§ 14.3 Payment of Expenses. The Employer shall pay all expenses of administering the Plan. Such expenses shall include any expenses incident to the functioning of the Committee or its appointed representative.

§ 14.4 Indemnification for Liability. The Employer shall indemnify the members of the Committee, and the employees of the Employer to whom the Committee delegates duties under the Plan, against any and all claims, losses, damages, expenses and liabilities arising from their carrying out of their responsibilities in connection with the Plan, unless the same is determined to be due to gross negligence or willful misconduct.

§ 14.5 Claims Procedure. The procedure for presenting claims under the Plan and appealing denials thereof shall be as follows:

(a)  Filing of Claims.  Any Participant, Beneficiary or representative thereof (the "claimant") may file a written claim for a Plan benefit with the Committee or its appointed representative.

(b)  Notice of Denial of Claim.  In the event of a denial of any benefit requested by any claimant, the claimant shall be given a written or electronic notification containing specific reasons for the denial.  The written notification shall contain specific reference to the pertinent Plan provisions on which the denial is based.  In addition, it shall contain a description of any additional material or information necessary for the claimant to perfect a claim and an explanation of why such material or information is necessary.  The notification shall also describe the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under §502(a) of ERISA following an adverse benefit determination on review.  The notification shall be given to the claimant within 90 days after receipt of his claim by the Committee or its appointed representative unless special circumstances require an extension of time for processing, in which case written notice of the extension shall be furnished to the claimant prior to the termination of the original 90-day period, and such notice shall indicate the special circumstances which make the extension appropriate.  The extension shall not exceed a total of 180 days from the date of the original receipt of the claim.

(c)  Right of Review.  The claimant may make a written request for a review of his claim and its denial by the Committee or its appointed representative.  Such written request must be received by the Committee or its appointed representative within 60 days after receipt by the claimant of written notification of the denial of the claim.  The claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits.  The claimant shall also have the opportunity to submit comments, documents, records, and other information relating to the claim for benefits, and the Committee shall take into account all such information submitted without regard to whether such information was submitted or considered in the initial benefit determination.

(d)  Decision on Review.  The Committee shall make its decision on review no later than 60 days after receipt of the claimant’s request for review, unless special circumstances require an extension of time, in which case notice of the extension and circumstances shall be provided to the claimant prior to the termination of the initial 60-day period and a decision shall be rendered as soon as possible but not later than 120 days after receipt of the request for review; provided, however, that in the event the claimant fails to submit information necessary to make a benefit determination on review, such period shall be tolled from the date on which the extension notice is sent to the claimant until the date on which the claimant responds to the request for additional information.  The decision on review shall be written or electronic and, in the case of an adverse determination, shall include specific reasons for the decision, in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based.  The decision on review shall also include (i) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, or other information relevant to the claimant’s claim for benefits; and (ii) a statement describing any voluntary appeal procedures offered by the Plan, and a statement of the claimant’s right to bring an action under §502(a) of ERISA.

(e)  Disability.  Notwithstanding any provision of this §14.5 to the contrary, to the extent such regulations so require, determinations as to whether Plan provisions regarding disability apply to a Participant shall be made in accordance with the Department of Labor’s claims procedure regulations applicable to claims for disability benefits.

(f)  General.  It is intended that the claims procedure of this Plan be administered in accordance with the claims procedure regulations of the Department of Labor set forth at 29 C.F.R. §2560.503-1.  A claimant shall have no right to bring any action in any court regarding a claim for benefits prior to filing a claim for benefits and exhausting his or her rights to review under this §14.5 in accordance with the time frames set forth herein.

ARTICLE XV

AMENDMENT AND TERMINATION

§ 15.1 Amendment. The Board shall have the right to amend or modify the Plan at any time (whether before or after a Participant’s Separation from Service) and for any reason, including any amendments deemed necessary or desirable in order to avoid the additional tax under Code section 409A(a)(1)(B) and maintain, to the maximum extent practicable, the original intent of the provision(s) being amended. The Retirement Plans Committee appointed by the Board shall have such authority to amend the Plan, with respect to matters that do not relate to Employer Supplemental Amounts, as shall be delegated to it by the Board in the Retirement Plans Committee Charter or by resolution.

§ 15.2 Termination. The Board shall have the right to terminate the Plan, in whole or in part, at any time and for any reason.

§ 15.3 Limitations. No amendment or termination of the Plan shall decrease the amount of any Participant's Accrued Benefit as of the date of amendment or termination, or change (in a manner that would adversely affect a Participant) the vesting rules with respect to amounts credited to the Participant’s Employer Supplemental Account prior to the date such amendment is adopted.

ARTICLE XVI

MISCELLANEOUS PROVISIONS

§ 16.1 No Contract of Employment. Nothing contained herein shall be construed as conferring upon any person the right to be employed by the Employer or to continue in the employ of the Employer, and nothing contained herein shall be construed to limit the right of the Employer to terminate the employment of any Eligible Employee.

§ 16.2 Beneficiary Designation. A Participant may designate a Beneficiary (or Beneficiaries) to receive any benefit payable under the Plan upon his death. Such designation shall be made in writing, on the form prescribed by the Committee and filed with the Committee. A Participant may, at any time, change his Beneficiary designation by completing and filing a new designation form, provided, however, that no such designation shall be given effect unless it is received by the Committee prior to the Participant’s death.

If a Participant dies without effectively designating a surviving beneficiary his Beneficiary under this Plan shall be the same as his beneficiary under the 401(k) Plan, or, if he has no 401(k) Plan benefit, his benefit under this Plan shall be paid to his estate or legal representative.

§ 16.3 Payment to Guardian. If an amount is payable under this Plan to a minor, a person declared incompetent or a person incapable of handling the disposition of property, the Committee or its appointed representative may direct the payment of the amount to the guardian, legal representative or person having the care and custody of the minor, incompetent or incapable person. The Committee or its appointed representative may require such proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to the distribution of the amount. The distribution shall completely discharge the Committee and its appointed representative and the Employer from all liability with respect to the amount distributed.

§ 16.4 Withholding; Payroll Taxes. The Employer shall withhold from payments made under the Plan any taxes required to be withheld from a Participant's wages for federal, state or local government income or other payroll taxes.

§ 16.5 Applicable Law. The provisions of this Plan shall be construed and interpreted so as to avoid the additional tax under Code Section 409A(a)(1)(B) and otherwise according to the laws of the State of Tennessee (without reference to principles of conflicts of law) to the extent not superseded by federal law.

§ 16.6 Headings. The headings of the Articles and Sections of the Plan are for reference only. In the event of a conflict between a heading and the contents of an Article or Section, the contents of the Article or Section shall control.

§ 16.7 Entire Agreement. This Plan contains the entire agreement by the Employer with respect to the subject matter hereof. No modification or claim of waiver of any of the provisions hereof shall be valid unless in writing and signed by the party against whom such modification or waiver is sought to be enforced.

§ 16.8 Successors. The provisions of this Plan shall bind and inure to the benefit of the Employer and its successors and assigns. The term "successors" as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Employer and successors of any such corporation or other business entity.

IN WITNESS WHEREOF, Thomas & Betts Corporation has caused these presents to be duly executed this 1st day of September, 2010.

Attest:	THOMAS & BETTS CORPORATION

/s/	By:	/s/
Secretary

APPENDIX A

PARTICIPATING EMPLOYERS

Name	Date of Participation

Thomas & Betts Power	January 1, 2008
Solutions, LLC

Jennings Technology Co., LLC	January 1, 2008

APPENDIX B

EMPLOYER SUPPLEMENTAL AMOUNTS

Eligible Employee	Participation Date	Cessation Date

Peggy P. Gann	May 5, 2010	N/A